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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                            ------------------------

                                   FORM 8-A/A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            ------------------------

                       PUGET SOUND POWER & LIGHT COMPANY
             (Exact Name of Registrant as Specified in its Charter)

               WASHINGTON                                91-0374630
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

           411 - 108TH AVENUE N.E., BELLEVUE, WASHINGTON  98004-5515
               (Address of principal executive offices, zip code)

If this Form relates to the           If this Form relates to the registration
registration of a class of debt       of a class of debt securities and is to
securities and is effective upon      become effective simultaneously with the
filing pursuant to General            effectiveness of a concurrent registration
Instruction A(c)(1) please check      statement under the Securities Act of 1933
the following box.  / /               pursuant to General Instruction A(c)(2)
                                      please check the following box.  / /

       Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                        Name of Each Exchange on Which
       to be so Registered                        Each Class is to be Registered
--------------------------------                  ------------------------------
Preference Share Purchase Rights                      New York Stock Exchange

       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         On October 18, 1995, the Board of Directors of Puget Sound Power & Light Company (the "Company") approved Amendment No. 2 (the "Amendment") to the Rights Agreement, dated as of January 15, 1991 (the "Rights Agreement"), between the Company and The Bank of New York (as successor to The Chase Manhattan Bank, N.A.), as Rights Agent.

         The Amendment provides that neither the execution, delivery and performance of (i) the Agreement and Plan of Merger among the Company, Washington Energy Company ("WECo") and Washington Natural Gas Company dated as of October 18, 1995 (the "Merger Agreement"), or (ii) the Stock Option Agreements dated as of October 18, 1995 between the Company and WECo (together with the Merger Agreement, the "Transaction Agreements"), which were attached as exhibits to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 1995, nor the consummation of the transactions contemplated thereby, shall cause any person to become an "Acquiring Person" under the Rights Agreement or give rise to any event that would result in the occurrence of a "Share Acquisition Date" or a "Distribution Date," each as defined in the Rights Agreement. In addition, the Amendment provides that Sections 13 and 25 of the Rights Agreement shall not apply to the transactions contemplated by the Transaction Agreements.

         The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as
Exhibit 1 and is incorporated herein by reference, and to the Rights Agreement, which was attached as an exhibit to the Company's Registration Statement on Form 8-A dated January 17, 1991, as amended by the Company's Form 8 dated August 30, 1991.

ITEM 2.  EXHIBITS

         1. Amendment No. 2, dated as of October 18, 1995, to the Rights Agreement, dated as of January 15, 1991, between Puget Sound Power & Light Company and The Bank of New York (as successor to The Chase Manhattan Bank, N.A.), as Rights Agent.
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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                           PUGET SOUND POWER & LIGHT COMPANY

                           By  /s/  William S. Weaver
                             ---------------------------------------------------
                             Name:  William S. Weaver
                             Title: Executive Vice President and Chief Financial
                                    Officer


Dated:  October 27, 1995
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                                 EXHIBIT INDEX

EXHIBIT          DESCRIPTION                                                            PAGE
-------          ---------------------------------------------------------------        ----
   1.            Amendment No. 2, dated as of October 18, 1995, to the Rights
                 Agreement, dated as of January 15, 1991, between Puget Sound
                 Power & Light Company and The Bank of New York (as successor to
                 The Chase Manhattan Bank, N.A.), as Rights Agent